Exhibit 5.11

CONSENT OF HAINS TECHNOLOGY CONSULTANTS

In connection with the annual information form of the Corporation, as amended on December 3, 2010, (the “AIF”), which includes reference to the undersigned in connection with information relating to the Separation Rapids Project, the undersigned hereby consents to reference to the undersigned’s name and information derived from the AIF included or incorporated by reference in the Registration Statement on Form F-10 being filed by Avalon Rare Metals Inc. with the United States Securities and Exchange Commission.

HAINS TECHNOLOGY ASSOCIATES

/s/ Donald H. Hains
By:	Donald H. Hains, P. Geo.
Title:	Associate Consulting Geologist

Date: April 21, 2011